Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into as of August 24, 2012 (“Effective Date”), by and between Cereplast, Inc., a Nevada corporation (“Company”), and Ironridge Technology Co., a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (“Purchaser”).

Recitals

A. The parties desire that, upon the terms and subject to the conditions herein, Purchaser will purchase $5,000,000.00 in shares of convertible, redeemable Series A Preferred Stock, convertible into shares of Common Stock at $0.25 per share; and

B. The offer and sale of the Shares provided for herein are being made pursuant to exemption from registration under Section 4(2) of the Act as a transaction by an issuer not involving any public offering, and as a private placement of restricted securities pursuant to Rule 506 of Regulation D promulgated under the Act.

Agreement

In consideration of the foregoing, the receipt and adequacy of which are hereby acknowledged, Company and Purchaser agree as follows:

I. Definitions. In addition to the terms defined elsewhere in this Agreement and the Transaction Documents, capitalized terms that are not otherwise defined herein have the meanings set forth in the Glossary of Defined Terms attached hereto as Exhibit 1.

II. Purchase and Sale.

A. Purchase Amount. Subject to the terms and conditions herein and the satisfaction of the conditions to Closing set forth below, Company hereby sells to Purchaser for the aggregate sum of $5,000,000.00 (“Purchase Amount”), and Purchaser hereby purchases from Company, 500 shares of Series A Preferred Stock (“Preferred Shares”) of Company, in tranches of 25 Preferred Shares each, at a price of $10,000.00 per Preferred Share.

B. Deliveries. The following documents will be fully executed and delivered on the Effective Date:

1. This Agreement;

2. Certificate of Designations, in the form attached hereto as Exhibit 2, as filed with and accepted by the Secretary of State of the State of Nevada;

3. Transfer Agent Instructions, in the form attached hereto as Exhibit 3.

4. Opinion, in the form attached hereto as Exhibit 4;

5. Officer’s Certificate, in the form attached hereto as Exhibit 5;

6. Secretary’s Certificate, in the form attached hereto as Exhibit 6; and

7. A certificate representing 25 Preferred Shares to Purchaser as a non-refundable commitment fee for entering into this Agreement.

C. Conditions. Notwithstanding any other provision, as a condition precedent to each Closing (defined below), all of the following conditions must be satisfied:

1. All documents, instruments and other writings required to be delivered by Company to Purchaser pursuant to any provision of this Agreement or in order to implement and effect the transactions contemplated herein have been fully executed and delivered, including without limitation those enumerated in Section II.B above;

2. The Common Stock is listed for and currently trading on the Trading Market, Company is in compliance with all requirements to maintain listing on the Trading Market, and there is no notice of any suspension or delisting with respect to the trading of the shares of Common Stock on such Trading Market;

3. The representations and warranties of Company set forth in this Agreement are true and correct in all material respects as if made on such date;

4. No material breach or default has occurred under any Transaction Document or any other agreement with Purchaser;

5. Company has the number of duly authorized shares of Common Stock reserved for issuance as required pursuant to the terms of this Agreement;

6. There is not then in effect any law, rule or regulation prohibiting or restricting the transactions contemplated in any Transaction Document, or requiring any consent or approval which will not have been obtained, nor is there any pending or threatened proceeding or investigation which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement; no statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits the transactions contemplated by this Agreement, and no actions, suits or proceedings will be in progress, pending or, to Company’s knowledge threatened, by any person other than Purchaser or any Affiliate of Purchaser, that seek to enjoin or prohibit the transactions contemplated by this Agreement; and

7. Prior to the first Closing, Company’s accounts payable outstanding on the Effective Date shall be reduced by at least $250,000.00.

D. Additional Conditions. Notwithstanding any other provision, as a condition precedent to each Closing after the first Closing, all of the following conditions must also be satisfied:

1. Delivery of a negative assurance from legal counsel in agreed form;

2. Delivery of an auditor cold comfort letter in agreed form;

3. A Registration Statement, covering at least twice the number of shares reasonably necessary for conversion of all Preferred Shares then outstanding and to be issued in the Closing, is current and effective;

4. At least $1 million in aggregate trading volume has occurred since the prior Closing; and

5. The Company’s shareholders shall have approved the issuance of shares of Common Stock in excess of 20% of the amount of Common Stock of the Company issued and outstanding on the Effective Date.

Provided, however, the items described above in Sections II.D.1 and II.D.2 shall be delivered only once, at or prior to the second Closing.

E. Closings. Subject to the conditions and limitations set forth in this Agreement, (1) at each closing of a purchase and sale of Preferred Shares (each, a “Closing”), Purchaser will purchase and make payment for the Preferred Shares by payment to Company in cash by wire transfer of immediately available funds to an account designated by Company; (2) Purchaser will purchase 30 Preferred Shares at the first Closing, will take place immediately when all conditions set forth in Section II.C above have been fully satisfied, and 25 Preferred Shares at each subsequent Closing, which will take place on the first day each calendar month thereafter (or sooner, at Company’s sole option, if all conditions in Section II.D above have been fully satisfied), until the full Purchase Amount has been purchased; and (3) Company will deliver to Purchaser by reputable overnight courier, immediately upon receipt of the funds, stock certificates representing the Preferred Shares.

III. Representations and Warranties.

A. Representations Regarding Transaction. Except as set forth under the corresponding section of the Disclosure Schedules, if any, Company hereby represents and warrants to, and as applicable covenants with, Purchaser as of the Purchase Closing:

1. Organization and Qualification. Company and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

2. Authorization; Enforcement. Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder or thereunder. The execution and delivery of each of the Transaction Documents by Company and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Company and no further consent or action is required by Company other than the filing of the Certificate of Designations. Each of the Transaction Documents has been, or upon delivery will be, duly executed by Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law. Neither Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, by-laws or other organizational or charter documents.

3. No Conflicts. The execution, delivery and performance of the Transaction Documents by Company, the issuance and sale of the Shares and the consummation by Company of the other transactions contemplated thereby do not and will not (a) conflict with or violate any provision of Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which Company or any Subsidiary is a party or by which any property or asset of Company or any Subsidiary is bound or affected, (c) conflict with or result in a violation of any material law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Company or a Subsidiary is bound or affected, or (d) conflict with or violate the terms of any material agreement by which Company or any Subsidiary is bound or to which any property or asset of Company or any Subsidiary is bound or affected; except in the case of each of clauses (b), (c) and (d), such as could not have or reasonably be expected to result in a Material Adverse Effect.

4. Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Company, threatened against or affecting Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”), which could adversely affect or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Company or any Subsidiary under the Exchange Act or the Act.

5. Filings, Consents and Approvals. Neither Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Company of the Transaction Documents, other than the filing of the Certificate of Designations and required federal and state securities filings and such filings and approvals as are required to be made or obtained under the applicable Trading Market rules in connection with the transactions contemplated hereby, each of which has been, or if not yet required to be filed will be, timely filed.

6. Issuance of Shares. The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. Company has reserved and will continue to reserve from its duly authorized capital stock sufficient shares of its Common Stock for issuance pursuant to the Transaction Documents.

7. Disclosure; Non-Public Information. Company will widely publicly disclose all material terms of this Agreement and the transactions contemplated hereby in accordance with Regulation FD no later than 8:30 am on the Trading Day following the Effective Date. Notwithstanding any other provision, except with respect to information that must be, and only to the extent that it actually is, timely publicly disclosed by Company pursuant to the foregoing sentence, neither Company nor any other Person acting on its behalf has provided Purchaser or its representatives, agents or attorneys with any information that constitutes or might constitute material, non-public information, including without limitation this Agreement and the Exhibits and Disclosure Schedules hereto. No information contained in the Disclosure Schedules constitutes material non-public information. There is no adverse material information regarding Company that has not been publicly disclosed prior to the Effective Date. Company understands and confirms that Purchaser will rely on the foregoing representations and covenants in effecting transactions in securities of Company. All disclosure provided to Purchaser regarding Company, its business and the transactions contemplated hereby, including without limitation the Disclosure Schedules, furnished by or on behalf of Company with respect to the representations and warranties made herein are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

8. No Integrated Offering, Neither Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by Company that cause a violation of the Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Trading Market.

9. Financial Condition. Based on the financial condition of Company and its projected capital requirements, effective as of the Commitment Closing, the Company will require additional capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted. Company does not intend to incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be payable on or in respect of its debt. The Public Reports set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of Company or any Subsidiary, or for which Company or any Subsidiary has commitments, and any default with respect to any Indebtedness.

10. Section 5 Compliance. No representation or warranty or other statement made by Company in the Transaction Documents contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Company is not aware of any facts or circumstances that would cause the transactions contemplated by the Transaction Documents, when consummated, to violate Section 5 of the Act or other federal or state securities laws or regulations.

11. Investment Company. Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Company will conduct its business in a manner so that it will not become subject to the Investment Company Act.

B. Representations Regarding Company. Except as set forth in any current or future Public Reports or under the corresponding section of the Disclosure Schedules, if any, Company hereby represents and warrants to, and as applicable covenants with, Purchaser as of the Purchase Closing:

1. Capitalization. The capitalization of Company is as described in Company’s most recently filed Public Report and Company has not issued any capital stock since such filing. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents which has not been waived or satisfied. Except as a result of the purchase and sale of the Shares and except as set forth in the corresponding section of the Disclosure Schedules, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or securities convertible into or exercisable for shares of Common Stock. The issuance and sale of the Shares will not obligate Company to issue shares of Common Stock or other securities to any Person, other than Purchaser, and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange, or reset price under such securities. All of the outstanding shares of capital stock of Company are validly issued, fully paid and nonassessable, have been issued in material compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of Company or others is required for the issuance and sale of the Shares. There are no stockholders agreements, voting agreements or other similar agreements with respect to Company’s capital stock to which Company is a party or, to the knowledge of Company, between or among any of Company’s stockholders.

2. Subsidiaries. All of the direct and indirect subsidiaries of Company are set forth in the corresponding section of the Disclosure Schedules. Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary, and all of such directly or indirectly owned capital stock or other equity interests are owned free and clear of any Liens. All the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

3. Public Reports; Financial Statements. Company has filed all required Public Reports for the one year preceding the Effective Date. As of their respective dates or as subsequently amended, the Public Reports complied in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the Public Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company included in the Public Reports, as amended, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4. Material Changes. Except as specifically disclosed in the Public Reports, (a) there has been no event, occurrence or development that has had, or that could reasonably be expected to result in, a Material Adverse Effect, (b) Company has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (ii) liabilities not required to be reflected in Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (c) Company has not altered its method of accounting, (d) Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (e) Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity incentive plans. Company does not have pending before the Commission any request for confidential treatment of information.

5. Litigation. There is no Action which could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any Subsidiary, nor to the knowledge of Company any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Company, there is not pending or contemplated, any investigation by the Commission involving Company or any current or former director or officer of Company.

6. Labor Relations. No material labor dispute exists or, to the knowledge of Company, is imminent with respect to any of the employees of Company, which could reasonably be expected to result in a Material Adverse Effect.

7. Compliance. Neither Company nor any Subsidiary (a) is in material default under or in material violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Company or any Subsidiary under), nor has Company or any Subsidiary received notice of a claim that it is in material default under or that it is in material violation of, any indenture, loan or credit agreement or any other similar agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or governmental body, or (c) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business except in each case as could not have a Material Adverse Effect.

8. Regulatory Permits. Company and each Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Public Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

9. Title to Assets. Company and each Subsidiary have good and marketable title in fee simple to all real property owned by them that is material to the business of Company and each Subsidiary and good and marketable title in all personal property owned by them that is material to the business of Company and each Subsidiary, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Company and each Subsidiary and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Company and each Subsidiary are held by them under valid, subsisting and enforceable leases of which Company and each Subsidiary are in compliance.

10. Patents and Trademarks. Company and each Subsidiary have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the Public Reports and which the failure to so have could have a Material Adverse Effect (collectively, “Intellectual Property Rights”). Neither Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights of Company or each Subsidiary.

11. Insurance. Company and each Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Company and each Subsidiary are engaged, including but not limited to directors and officers insurance coverage at least equal to the Purchase Amount. To Company’s knowledge, such insurance contracts and policies are accurate and complete in all material respects. Neither Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

12. Transactions With Affiliates and Employees. Except as set forth in the Public Reports, none of the officers or directors of Company and, to the knowledge of Company, none of the employees of Company is presently a party to any transaction with Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Company and (iii) for other employee benefits, including stock option agreements under any equity incentive plan of Company.

13. Sarbanes-Oxley; Internal Accounting Controls. Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002, which are applicable to it as of the date of the Closing. Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of Company’s disclosure controls and procedures based on their evaluations as of the evaluation date. Since such date, there have been no significant changes in Company’s internal accounting controls or its disclosure controls and procedures or, to Company’s knowledge, in other factors that could materially affect Company’s internal accounting controls or its disclosure controls and procedures.

14. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Notwithstanding any other provision, Purchaser will have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this section that may be due in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

15. Registration Rights. Except as set forth in the corresponding section of the Disclosure Schedules, no Person has any right to cause Company to effect the registration under the Act of any securities of Company.

16. Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12 of the Exchange Act, and Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Company received any notification that the Commission is contemplating terminating such registration. Except as disclosed in the Public Reports, Company has not, in the 12 months preceding the Effective Date, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Company is not in compliance with the listing or maintenance requirements of such Trading Market. Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

17. Application of Takeover Protections. Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Purchaser as a result of Purchaser and Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation Company’s issuance of the Shares and Purchaser’s ownership of the Shares.

18. Tax Status. Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes). Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, statue or local tax. None of Company’s tax returns is presently being audited by any taxing authority.

19. Foreign Corrupt Practices. Neither Company, nor to the knowledge of Company, any agent or other person acting on behalf of Company, has (a) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by Company, or made by any person acting on its behalf of which Company is aware, which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

20. Accountants. Company’s accountants are set forth in the Public Reports and such accountants are an independent registered public accounting firm as required by the Act.

21. No Disagreements with Accountants or Lawyers. There are no material disagreements presently existing, or reasonably anticipated by Company to arise, between Company and the accountants or lawyers formerly or presently employed by Company.

22. Acknowledgments Regarding Purchaser. Company’s decision to enter into this Agreement has been based solely on the independent evaluation of Company and its representatives, and Company acknowledges and agrees that:

a. Purchaser is acting solely in the capacity of arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby;

b. Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section III.C below; and

c. Purchaser is not acting as a legal, financial, accounting or tax advisor to Company, or fiduciary of Company, or in any similar capacity, with respect to this Agreement and the transactions contemplated hereby. Any statement made by Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation, and is merely incidental to Purchaser’s purchase of the Shares.

C. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as of the Purchase Closing as follows:

1. Organization; Authority. Purchaser is an entity validly existing and in good standing under the laws of the jurisdiction of its organization with full right, company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary company or similar action on the part of Purchaser. Each Transaction Document, to which it is a party has been, or will be, duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

2. Purchaser Status. At the time Purchaser was offered the Shares, it was, and at the Effective Date it is an “accredited investor” as defined in Rule 501(a) under the Act.

3. Experience of Purchaser. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

4. Ownership. Purchaser is acquiring the Shares as principal for its own account. Purchaser is acquiring the Shares hereunder in the ordinary course of its business.

5. No Short Sales. Purchaser (a) does not hold any short position in, and (b) has not engaged in any Short Sales of, the Common Stock prior to the Effective Date.

IV. Securities Provisions.

A. Purchaser Due Diligence. Purchaser will have the right and opportunity to conduct customary due diligence with respect to any Registration Statement or Prospectus in which the name of Purchaser or any Affiliate of Purchaser appears.

B. Furnishing of Information. As long as Purchaser owns any Shares, Company covenants to timely file, or obtain extensions in respect thereof and file within the applicable grace period, all reports required to be filed by Company after the Effective Date pursuant to the Exchange Act. As long as Purchaser owns any Shares, if Company is not required to file reports pursuant to such laws, it will prepare and furnish to Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for Purchaser to sell the Shares under Rule 144. Company further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such Person to sell such Shares without registration under the Act within the limitation of the exemptions provided by Rule 144.

C. Integration. Company will not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security, as defined in Section 2 of the Act, that would be integrated with the offer or sale of the Shares in a manner that would be integrated with the offer or sale of the Shares to Purchaser for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

D. Disclosure and Publicity. Company will notify Purchaser prior to issuing any current report, press release, public statement or communication with respect to the transactions contemplated hereby.

E. Shareholders Rights Plan. No claim will be made or enforced by Company or, to the knowledge of Company, any other Person that Purchaser is an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by Company, or that Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Shares under the Transaction Documents or under any other agreement between Company and Purchaser. Company will conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

F. No Non-Public Information. Company covenants and agrees that neither it nor any other Person acting on its behalf will, provide Purchaser or its agents or counsel with any information that Company believes or reasonably should believe constitutes material non-public information. On and after the Effective Date, neither Purchaser nor any Affiliate of Purchaser will have any duty of trust or confidence that is owed directly, indirectly, or derivatively, to Company or the stockholders of Company, or to any other Person who is the source of material non-public information regarding Company. Company understands and confirms that Purchaser will be relying on the foregoing in effecting transactions in securities of Company, including without limitation sales of the Shares.

G. Indemnification of Purchaser.

1. Obligation to Indemnify. Subject to the provisions of this Section IV.G, Company will indemnify and hold Purchaser, its Affiliates, and each of their directors, officers, shareholders, partners, employees, agents and attorneys, and any person who controls Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (collectively, “Purchaser Parties” and each a “Purchaser Party”), harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, reasonable costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by Company in this Agreement or in the other Transaction Documents, (b) any action instituted against any Purchaser Party, or any of them or their respective Affiliates, by any stockholder of Company who is not an Affiliate of a Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents, unless such action is based upon a breach of Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings Purchaser may have with any such stockholder or any violations by Purchaser of state or federal securities laws or any conduct by Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance, (c) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, or in a Registration Statement as amended by any post-effective amendment thereof by Company, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (d) any untrue statement or alleged untrue statement of a material fact included in any Prospectus, or any amendments or supplements to any Prospectus, in any free writing prospectus, in any “issuer information” as defined in Rule 433 under the Act, of Company, or in any Prospectus together with any combination of one or more of the free writing prospectuses, if any, or arising out of or based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (e) any Purchaser Party becoming involved in any capacity in any proceeding by or against any Person who is a stockholder of Company, except as a result of sales, pledges, margin sales and similar transactions by Purchaser to or with any current stockholder, solely as a result of Purchaser’s acquisition of the Shares under this Agreement; provided, however, that Company shall not be obligated to indemnify any Purchaser Party for any Losses finally adjudicated to be caused solely by a false statement of material fact contained within written information provided by such Purchaser Party expressly for the purpose of including it in the applicable Registration Statement.

2. Procedure for Indemnification. If any action will be brought against a Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party will promptly notify Company in writing, and Company will have the right to assume the defense thereof with counsel of its own choosing. Purchaser Parties will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of Purchaser Parties except to the extent that (a) the employment thereof has been specifically authorized by Company in writing, (b) Company has failed after a reasonable period of time to assume such defense and to employ counsel or (c) in such action there is, in the reasonable opinion of such separate counsel, a material conflict with respect to the dispute in question on any material issue between the position of Company and the position of Purchaser Parties such that it would be inappropriate for one counsel to represent Company and Purchaser Parties. Company will not be liable to Purchaser Parties under this Agreement (i) for any settlement by a Purchaser Party effected without Company’s prior written consent, which will not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is either attributable to Purchaser’s breach of any of the representations, warranties, covenants or agreements made by Purchaser in this Agreement or in the other Transaction Documents.

3. No Purchaser Party will have any liability to Company or any Person asserting claims on behalf of or in right of Company as a result of acquiring the Shares under this Agreement.

H. Reservation of Shares. Company shall maintain a reserve from its duly authorized Common Stock for issuance pursuant to the Transaction Documents authorized shares of Common Stock in an amount sufficient to immediately issue all shares of Common Stock potentially issuable upon any conversion of the Preferred Shares.

I. Activity Restrictions. For so long as Purchaser or any of its Affiliates holds any Shares, neither Purchaser nor any Affiliate will: (i) vote any shares of Common Stock owned or controlled by it, solicit any proxies, or seek to advise or influence any Person with respect to any voting securities of Company; (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of Company, alone or together with any other Person, which would result in beneficially owning or controlling more than 9.99% of the total outstanding Common Stock or other voting securities of Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (d) any change in the present board of directors or management of Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of Company, (f) any other material change in Company’s business or corporate structure, including but not limited to, if Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Company by any Person, (h) causing a class of securities of Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act, or (j) any action, intention, plan or arrangement similar to any of those enumerated above; or (iii) request Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this section.

J. No Shorting. Purchaser will not engage in or effect, directly or indirectly, any Short Sale within one year of the Effective Date.

K. Suspension of Closings. Company may at any time, in its sole and absolute discretion, suspend or terminate further Closings. If, during the 12 months before or after doing so, Company obtains any other financing it will pay Purchaser a break-up fee of 100 shares of Preferred.

V. General Provisions.

A. Notice. Unless a different time of day or method of delivery is set forth in the Transaction Documents, any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:00 p.m. Eastern time on a Trading Day and an electronic confirmation of delivery is received by the sender, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered later than 5:00 p.m. Eastern time or on a day that is not a Trading Day, (c) the next Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications are those set below, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

If to Purchaser:	If to Company:

Ironridge Technology Co.	Cereplast, Inc.
Harbour House, Waterfront Drive	300 N. Continental Boulevard
PO Box 972, Road Town	Suite 100
Tortola, British Virgin Islands	El Segundo, California 90245
Attn: David Sims	Attn: Frederic Scheer

B. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Company and Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

C. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser, which consent will not be unreasonably withheld. Purchaser may assign any or all of its rights under this Agreement (a) to any Affiliate, or (b) to any Person to whom Purchaser assigns or transfers any Shares, provided such transferee agrees to be bound by the provisions hereof with respect to the transferred Shares and Purchaser remains primarily responsible for the performance of its obligations under this Agreement.

D. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section IV.J.

E. Fees and Expenses. Company will pay the reasonable fees and costs of Purchaser’s counsel incurred in connection with this Agreement, the other Transaction Documents, the Purchase Closing, and the transactions contemplated hereby and thereby. Except as otherwise provided in this Agreement, each party will pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. Company acknowledges and agrees that Purchaser’s counsel solely represents Purchaser, and does not represent Company or its interests in connection with the Transaction Documents or the transactions contemplated thereby. Company will pay all stamp and other taxes and duties levied in connection with the sale of the Shares, if any.

F. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement will not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, will incorporate such substitute provision in this Agreement.

G. Replacement of Certificates. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Company will issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances will also pay any reasonable third-party costs associated with the issuance of such replacement certificates.

H. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law that would require or permit the application of the laws of any other jurisdiction. The parties hereby waive all rights to a trial by jury. If either party will commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding will be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses reasonably incurred in connection with the investigation, preparation and prosecution of such action or proceeding.

I. Arbitration. Any dispute, controversy, claim or action of any kind arising out of or relating to this Agreement, or in any way involving Company and Purchaser or their respective Affiliates, will be resolved by final and binding arbitration before a retired judge at JAMS (www.jamsadr.com), or its successor, in Santa Monica, California, pursuant to its most Streamlined Arbitration Rules and Procedures and the Final Offer (or Baseball) Arbitration Option. Any interim or final award may be entered and enforced by any court of competent jurisdiction. The final award will include the prevailing party’s reasonable arbitration, expert witness and attorney fees, costs and expenses.

J. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Purchaser and Company will be entitled to specific performance under the Transaction Documents, and injunctive relief to prevent any actual or threatened breach under the Transaction Documents, to the full extent permitted under federal and state securities laws.

K. Payment Set Aside. To the extent that Company makes a payment or payments to Purchaser pursuant to any Transaction Document or Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Company, a trustee, receiver or any other person under any law, including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action, then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied will be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

L. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof

M. Time of the Essence. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance.

N. Survival. The representations and warranties contained herein will survive the Purchase Closing and the delivery of the Shares until all Preferred Shares issued to Purchaser or any Affiliate have been converted or redeemed.

O. Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of the Transaction Documents or any amendments hereto. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

P. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by portable document format, facsimile or electronic transmission, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Q. Entire Agreement. This Agreement, including the Exhibits hereto, which are hereby incorporated herein by reference, contains the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, term sheets, letters, discussions, communications and understandings, both oral and written, which the parties acknowledge have been merged into this Agreement. No party, representative, attorney or agent has relied upon any collateral contract, agreement, assurance, promise, understanding or representation not expressly set forth hereinabove. The parties hereby expressly waive all rights and remedies, at law and in equity, directly or indirectly arising out of or relating to, or which may arise as a result of, any Person’s reliance on any such assurance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

Company:

CEREPLAST, INC.

By:	/s/ Frederic Scheer
Name:	Frederic Scheer
Title:	C.E.O

Purchaser:

IRONRIDGE TECHNOLOGY CO.,

a division of IRONRIDGE GLOBAL IV, LTD.

By:	/s/ Peter Cooper
Name:	Peter Cooper
Title:	Director

Exhibit 1

Glossary of Defined Terms

“Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Action” has the meaning set forth in Section III.A.4.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Act.

“Agreement” means this Preferred Stock Purchase Agreement.

“Bloomberg” means Bloomberg Financial Markets, or its successor performing similar functions.

“Certificate of Designations” means the certificate to be filed with the Secretary of State of the State of Nevada, in the form attached hereto as Exhibit 2.

“Closing” has the meaning set forth in Section II.D.

“Closing Price” means, for any security as of any date, the last closing bid price for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m. Eastern time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” includes the Shares of Common Stock issuable upon conversion of the Preferred Shares.

“Common Stock” means the common stock, par value $0.001 per share, of Company and any replacement or substitute thereof, or any share capital into which such Common Stock will have been changed or any share capital resulting from a reclassification of such Common Stock.

“Company” has the meaning set forth in the first paragraph of the Agreement.

“Disclosure Schedules” means the disclosure schedules of Company delivered concurrently herewith, attached hereto, and incorporated herein by reference. The Disclosure Schedules will contain no material non-public information.

“DTC” means The Depository Trust Company, or any successor performing substantially the same function for Company.

“DWAC Shares” means all Shares or other shares of Common Stock issued or issuable to Purchaser or any Affiliate, successor or assign of Purchaser pursuant to any of the Transaction Documents, all of which will be (a) issued in electronic form, (b) freely tradable and without restriction on resale, and (c) timely credited by Company to the specified Deposit/Withdrawal at Custodian (DWAC) account with DTC under its Fast Automated Securities Transfer (FAST) Program or any similar program hereafter adopted by DTC performing substantially the same function, in accordance with irrevocable instructions issued to and countersigned by the Transfer Agent, in the form attached hereto as Exhibit 3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Effective Date” has the meaning set forth in the first paragraph of the Agreement.

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis during the periods involved.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $100,000, other than trade accounts payable incurred in the ordinary course of business, (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in Company’s balance sheet, or the notes thereto, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property Rights” has the meaning set forth in Section III.B.10.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” includes any material adverse effect on (a) the legality, validity or enforceability of any Transaction Document, or (b) the results of operations, assets, business, prospects or financial condition of Company and the Subsidiaries, taken as a whole, which is not disclosed in the Public Reports prior to the Effective Date, or (c) a Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

“Material Permits” has the meaning set forth in Section III.B.8.

“Officer’s Closing Certificate” means a certificate executed by an authorized officer of Company, in the form attached as Exhibit 5.

“Opinion” means an opinion from Company’s independent legal counsel, in the form attached as Exhibit 4.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government, or an agency or subdivision thereof, or other entity of any kind.

“Preferred Shares” means shares of Series A Preferred Stock, par value $0.001 per share, of Company provided for in the Certificate of Designations, to be issued to Purchaser pursuant to this Agreement.

“Prospectus” means the final prospectus filed for the Registration Statement.

“Prospectus Supplement” means the supplement to the Prospectus complying with Rule 424(b) of the Securities Act that is filed with the Commission and delivered by the Company to each Purchaser at the Closing

“Public Reports” includes all reports required to be filed by Company under the Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the Effective Date and thereafter.

“Purchase Amount” has the meaning set forth in Section II.A.1.

“Purchaser” has the meaning set forth in the first paragraph of the Agreement.

“Registration Statement” means a valid, current and effective shelf Registration Statement on Form S-3 or Form S-1, registering for sale the Shares, and except where the context otherwise requires, means the Registration Statement, including the prospectus therein, amendments and supplements to such Registration Statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement, and any information contained or incorporated by reference in a prospectus filed with the Commission in connection with the Registration Statement, to the extent such information is deemed under the Act to be part of any registration statement.

“Secretary’s Certificate” means a certificate, the form of which is attached as Exhibit 6, signed by the secretary of Company.

“Shares” include the Preferred Shares and the Common Shares.

“Short Sale” means a “short sale” as defined in Rule 200 of Regulation SHO of the Exchange Act.

“Subsidiary” means any Person Company owns or controls, or in which Company, directly or indirectly, owns a majority of the capital stock or similar interest that would be disclosable pursuant to Regulation S-K, Item 601(b)(21).

“Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided that it will not include any day on which the Common Stock is (a) scheduled to trade for less than 5 hours, or (b) suspended from trading.

“Trading Market” means the OTC Markets, NASDAQ Stock Market, NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“Transaction Documents” means this Agreement, the other agreements, certificates and documents referenced herein or the form of which is attached hereto, and the exhibits, schedules and appendices hereto and thereto.

“Transfer Agent” means the Company’s current transfer agent, or any successor transfer agent for the Common Stock.

Exhibit 2

Form of Certificate of Designations

CEREPLAST, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

The undersigned,             and             , hereby certify that:

1. They are the             and             , respectively, of Cereplast, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, of which none are currently issued and outstanding.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series and the designation thereof, of any of them;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid and as set forth in this Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock, to designate the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock, which will consist of up to 1,000 shares of the Preferred Stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

I. Terms of Preferred Stock.

A. Designation, Amount and Par Value. The series of Preferred Stock will be designated as the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated will be 1,000, which will not be subject to increase without any consent of the holders of the Series A Preferred Stock (each a “Holder” and collectively, the “Holders”) that may be required by applicable law. Each share of Series A Preferred Stock will have a par value of $0.001 per share.

B. Ranking and Voting.

1. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and right of liquidation with the Corporation’s common stock, par value $0.001 per share (“Common Stock”); and (b) junior to all existing and future indebtedness of the Corporation.

2. Voting. Without the prior written consent of a majority of Holders, the Company may not issue any Series A Preferred Stock, or Preferred Stock that is not junior to the Series A Preferred Stock in right of dividends and liquidation. Except as required by applicable law or as set forth herein, the holders of shares of Series A Preferred Stock will have no right to vote on any matters, questions or proceedings of this Corporation including, without limitation, the election of directors.

C. Dividends. Commencing on the date of the issuance of any such shares of Series A Preferred Stock (each respectively an “Issuance Date”), Holders of Series A Preferred Stock will be entitled to accrue cumulative dividends on each outstanding share of Series A Preferred Stock (“Dividends”), at a rate equal to 2.50% per annum from the Issuance Date, subject to adjustment as provided herein. Accrued Dividends will be payable when, as and if declared by the Board of Directors in its sole discretion. Any calculation of the amount of such Dividends payable pursuant to the provisions of this Section I.C. will be made based on a 365-day year, compounded annually.

1. Dividends and any Embedded Derivative Liability are payable at the Corporation’s election, (a) in cash, or (b) in free trading shares of Common Stock registered pursuant to a current and effective registration statement on file with the U.S. Securities & Exchange Commission, valued at 81.0% of the following: the VWAP of the Common Stock for the Equity Conditions Measuring Period, not to exceed the Closing Price on any Trading Day during the Equity Conditions Measuring Period.

2. So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock, unless the amount of any accumulated dividends are first paid to the holders of Series A Preferred Stock. The Common Stock will not be redeemed while the Series A Preferred Stock is outstanding.

D. Protective Provision. So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of the Series A Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series A Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series A Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event (as defined below), or (vi) enter into any agreement with respect to the foregoing.

1. A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2. The Corporation will not have the power to effect a Deemed Liquidation Event referred to in Section I.D.1 unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Section I.E.

E. Liquidation.

1. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of debts and other liabilities of the Corporation, pari passu with any distribution or payment made to the holders of Common Stock by reason of their ownership thereof, the Holders of Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series A Preferred Stock equal to $10,000.00, plus any accrued but unpaid Dividends thereon (collectively, the “Series A Liquidation Value”). If, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the amounts payable with respect to the shares of Series A Preferred Stock are not paid in full, the holders of shares of Series A Preferred Stock will share equally and ratably with the holders of shares of Common Stock in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid Dividends, if any, to which each such holder is entitled

2. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

F. Redemption.

1. Corporation’s Redemption Option. Upon or after 18 years after the Issuance Date (“Derivative Maturity Date”), the Corporation will have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series A Preferred Stock, at a price per share equal to 100% of the Series A Liquidation Value (the “Corporation Redemption Price”).

2. Early Redemption. Prior to redemption pursuant to Section I.F.1 hereof, the Corporation will have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series A Preferred Stock at any time or times after the Issuance Date of such Series A Preferred Stock, at a price per share (the “Early Redemption Price”) equal to the sum of the following: (a) the Corporation Redemption Price, plus (b) the Embedded Derivative Liability, less (c) any Dividends that have been paid.

3. Credit Risk Adjustment. Notwithstanding any other provision, the Embedded Derivative Rate shall adjust upward by an amount equal to the Credit Spread Adjustment for each amount equal to the Adjustment Factor, if any, or any portion thereof that the Measuring Metric falls below the Minimum Triggering Level; provided, however, that in no event shall the Embedded Derivative Rate exceed the Maximum Rate. The Embedded Derivative Rate shall adjust downward by an amount equal to the Credit Spread Adjustment for each amount equal to the Adjustment Factor, if any, that the Measuring Metric rises above the Maximum Triggering Level; provided, however, that in no event shall the Embedded Derivative Rate be below the Minimum Rate.

4. Mandatory Redemption. If the Corporation determines to liquidate, dissolve or wind-up its business and affairs, or effect any Deemed Liquidation Event, the Corporation will redeem the Series A Preferred Stock at the applicable Early Redemption Price set forth in Section I.F.2.

5. Mechanics of Redemption. If the Corporation elects to redeem any of the Holders’ Series A Preferred Stock then outstanding, it will deliver written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Corporation”) to each Holder, which Notice of Redemption at Option of Corporation will indicate (a) the number of shares of Series A Preferred Stock that the Corporation is electing to redeem and (b) the applicable Early Redemption Price or Corporation Redemption Price.

6. Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, such Holder will promptly submit to the Corporation such Holder’s Series A Preferred Stock certificates. Upon receipt of such Holder’s Series A Preferred Stock certificates, the Corporation will pay the Corporation Redemption Price or Early Redemption Price, as applicable, to such Holder in cash.

G. Conversion.

1. Mechanics of Conversion.

a. Subject to the terms and conditions hereof, one or more of the Series A Preferred Stock may be converted, in part or in whole, into shares of Common Stock, at any time or times after the Issuance Date, at the option of Holder or the Corporation, by (i) if at the option of Holder, delivery of a written notice to the Corporation (the “Holder Conversion Notice”), of the Holder’s election to convert the Series A Preferred Stock, or (ii) if at the option of the Corporation, if the Equity Conditions are met, delivery of a written notice to Holder (the “Corporation Conversion Notice” and, with the Holder Conversion Notice, each a “Conversion Notice”), of the Corporation’s election to convert the Series A Preferred Stock. On the same Trading Day on which the Corporation has received the Holder Conversion Notice or issued the Corporation Conversion Notice (as the case may be) by 11:59 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, the Corporation shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Holder Conversion Notice or issuance of the Corporation Conversion Notice to the Holder and the Corporation’s transfer agent (the “Transfer Agent”) and shall authorize the credit by the Transfer Agent of such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such Conversion Notice to Holder’s or its designee’s balance account with The Depository Trust Corporation (DTC) Fast Automated Securities Transfer (FAST) Program, through its Deposit/Withdrawal at Custodian (DWAC) system, time being of the essence.

b. No fractional shares of Common Stock are to be issued upon conversion of Series A Preferred Stock, but rather the Corporation shall issue to Holder scrip or warrants in registered form (certificated or uncertificated) which shall entitle Holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share.

c. The Holder shall not be required to deliver the original certificates for the Series A Preferred Stock in order to effect a conversion hereunder.

d. The Corporation shall pay any and all taxes which may be payable with respect to the issuance and delivery of Conversion Shares to Holder.

2. Holder Conversion. In the event of a conversion of any Series A Preferred Stock pursuant to an Holder Conversion Notice, the Corporation shall issue to the Holder of such Series A Preferred Stock a number of Conversion Shares equal to (a) the Early Redemption Price multiplied by (b) the number of such Series A Preferred Stock subject to the Holder Conversion Notice divided by (c) the Conversion Price with respect to such Series A Preferred Stock.

3. Corporation Conversion. In the event that the Closing Price of the Common Stock exceeds 200% of the Conversion Price with respect to a Series A Preferred Stock for any 20 consecutive Trading Days, upon a conversion of any Series A Preferred Stock pursuant to a Corporation Conversion Notice, the Corporation shall issue to the Holder of such Series A Preferred Stock a number of Conversion Shares equal to (a) the Early Redemption Price multiplied by (b) the number of such Series A Preferred Stock subject to the Corporation Conversion Notice divided by (c) the Conversion Price with respect to such Series A Preferred Stock.

4. Stock Splits. If the Corporation at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Corporation at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any adjustment under this Section 4.c shall become effective at the close of business on the date the subdivision or combination becomes effective.

5. Rights. In addition to any adjustments pursuant to Section I.G.4, if at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon conversion of all Preferred Stock held by Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6. Definitions. For purposes of this Section I.G, the following terms shall have the following meanings:

a. “Adjustment Factor” means $0.0125 per share of Common Stock.

b. “Conversion Price” means a price per share of Common Stock equal to $0.250 per share of Common Stock, subject to adjustment as otherwise provided herein.

c. “Conversion Shares” means shares of Common Stock issuable upon conversion of Series A Preferred Stock.

d. “Closing Price” means, for any security as of any date, the last closing bid price for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m., Eastern time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

e. “Credit Spread Adjustment” means 98.7350 basis points.

f. “Embedded Derivative Liability” for each share of Series A Preferred Stock means the Corporation Redemption Price, multiplied by the product of the Embedded Derivative Rate and the number of years between the Issuance Date and the Derivative Maturity Date.

g. “Embedded Derivative Rate” means 7.50% per annum, subject to adjustment.

h. “Equity Conditions” means (i) on each day during the period beginning 30 Trading Days prior to the applicable date of determination and ending 30 Trading Days after the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock is designated for quotation on the Trading Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (ii) during the Equity Conditions Measuring Period, the Corporation shall have delivered Conversion Shares upon all conversions or redemptions of the Series A Preferred Stock in accordance with their terms to the Holder on a timely basis; (iii) the Corporation shall have no knowledge of any fact that would cause both of the following (1) a registration statement not to be effective and available for the issuance of the Conversion Shares; and (2) Section 3(a)(9) under the Securities Act of 1933, as amended, not to be available for the issuance of the Conversion Shares, or Securities Act Rule 144 not to be available for the resale of all the Conversion Shares underlying the Series A Preferred Stock; (iv) a minimum of $1 million in aggregate trading volume has traded on the Trading Market during the 20 Trading Dates prior to the date of determination; and (v) the Corporation otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document.

i. “Maximum Rate” means 17.0% per annum.

j. “Maximum Triggering Level” means $0.2750 per share of Common Stock.

k. “Measuring Metric” means the Closing Price of the Common Stock on any Trading Day following the Issuance Date of the Series A Preferred Stock.

l. “Minimum Rate” means 2.0% per annum.

m. “Minimum Triggering Level” means $0.2250 per share of Common Stock.

n. “Trading Day” means any day on which the Common Stock is traded on the Trading Market; provided that it shall not include any day on which the Common Stock is (i) scheduled to trade for less than 5 hours, or (ii) suspended from trading.

o. “Trading Market” means the OTC Markets, NASDAQ Stock Market, NYSE Amex, or New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

p. “VWAP” means, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on the Trading Market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on the Trading Market for such Trading Day.

7. Conversion Limitation. Notwithstanding any other provision, at no time may the Corporation or Holder deliver a Conversion Notice if the number of Conversion Shares to be received pursuant to such Conversion Notice, aggregated with all other shares of Common Stock then beneficially (or deemed beneficially) owned by Holder, would result in Holder owning, on the date of delivery of the Conversion Notice, more than 9.99% of all Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. No Corporation Conversion Notice may be issued with respect to more than 25 Preferred Shares with respect to any Equity Conditions Measuring Period.

8. Additional Conversion Limitation. At no time may the Corporation or Holder deliver a Conversion Notice if the number of Conversion Shares to be received pursuant to such Conversion Notice, aggregated with all other shares of Common Stock that may be issued upon conversion of the Preferred Stock issued pursuant to this Agreement, would result in the issuance of more than 19.999% of the amount of Common Stock of the Company issued and outstanding on the Issuance Date, unless (a) the Company’s shareholders shall have approved the issuance of shares of Common Stock in excess of 20% of the amount of Common Stock of the Company issued and outstanding on the Issuance Date, (b) Nasdaq has provided a waiver of Listing Rule 5635(d), or (c) the Company is no longer listed on the Nasdaq Stock Market.

H. Register. The Corporation will keep at its principal office, or at the offices of the transfer agent, a register of the Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation, at the request of the record Holder of such certificate, will execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

II. Miscellaneous.

A. Notices. Any and all notices to the Corporation will be addressed to the Corporation’s Chief Executive Officer at the Corporation’s principal place of business on file with the Secretary of State of the State of Nevada. Any and all notices or other communications or deliveries to be provided by the Corporation to any Holder hereunder will be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder will be deemed given and effective on the earliest of (1) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section II.A prior to 5:30 p.m. Eastern time, (2) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this section later than 5:30 p.m. but prior to 11:59 p.m. Eastern time on such date, (3) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (4) upon actual receipt by the party to whom such notice is required to be given.

B. Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

C. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Designation of Preferences, Rights and Limitations of Series A Preferred Stock in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this             day of August 2012.

Signed:
Name:
Title:

Signed:
Name:
Title:

Exhibit 3

Form of Transfer Agent Instructions

[Letterhead of Cereplast, Inc.]

August 24, 2012

Re: Cereplast, Inc.

Ladies and Gentlemen:

In accordance with the Preferred Stock Purchase Agreement (“Agreement”), dated August 24, 2012, by and between Cereplast, Inc., a Nevada corporation (“Company”), and Ironridge Technology Co., a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (“Purchaser”), pursuant to which Company may issue and deliver shares (“Shares”) of Company’s common stock, par value $0.001 per share (“Common Stock”) upon conversion of shares of Series A Preferred Stock, this will serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of Company at such time), in the event the Company or the Purchaser issues a Conversion Notice to issue the Shares. Capitalized terms used herein without definition will have the respective meanings ascribed to them in the Agreement.

Upon your receipt of a copy of the Notice executed by the Company, you will use your best efforts to, within one (1) Trading Day following the date of receipt of the Conversion Notice, (a) issue and surrender to a common carrier for overnight delivery to the address as specified in the notice of exercise a certificate, registered in the name of the Purchaser or its designee, for the number of Shares to which the Purchaser is entitled upon conversion of as set forth in the notice, or (b) provided you are participating in The Depository Trust Company (DTC) Fast Automated Securities Transfer (FAST) Program, upon the request of the Purchaser, credit such aggregate number of Shares to which the Purchaser is entitled to the Purchaser’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian (DWAC) system provided the Purchaser causes its bank or broker to initiate the DWAC transaction.

Company hereby confirms that the Shares should not be subject to any stop-transfer restrictions and will otherwise be freely transferable on the books and records of Company. If the Shares are certificated, the certificates will not bear any legend restricting transfer of the shares represented thereby.

Company hereby confirms that no instructions other than as contemplated herein will be given to you by Company with respect to the Shares. Company hereby agrees that it will not replace you as Company’s transfer agent, until such time as Company provides written notice to you and Purchaser that a suitable replacement has agreed to serve as transfer agent and to be bound by the terms and conditions of this letter agreement regarding Irrevocable Transfer Agent Instructions (this “Agreement”).

Company and you hereby acknowledge and confirm that complying with the terms of this Agreement does not and will not prohibit you from satisfying any and all fiduciary responsibilities and duties you may owe to Company.

Company must keep its bill current with you – if Company is not current and is on suspension, the Purchaser will have the right to pay Company’s outstanding bill, in order for you to act upon this Agreement. If the outstanding bill is not paid by Company or the Purchaser, you have no further obligation under this Agreement.

The above instructions cannot be revoked, cancelled or modified without prior written approval of Purchaser.

IN WITNESS WHEREOF, the parties have caused this letter agreement regarding Transfer Agent Instructions to be duly executed and delivered as of the date first written above.

CEREPLAST, INC.

By:
Name:
Title:

Exhibit 4

Form of Legal Opinion

We are counsel to Cereplast, Inc., a Nevada corporation (“Company”), in connection with the sale and issuance of shares (“Preferred Shares”) of Company’s Series A Preferred Stock, par value $0.001 per share (“Preferred Stock”), convertible into shares (“Common Shares”) of Company’s common stock, par value $0.001 per share (“Common Stock”) to Ironridge Technology Co., a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (“Purchaser”), (the Preferred Shares and Common Shares, collectively, “Shares”) pursuant to the terms of the Preferred Stock Purchase Agreement dated as of August 24, 2012 (“Agreement”, and collectively with all documents and agreements related to or arising from the Agreement, the “Transaction Documents”), by and between Company and Purchaser. Capitalized terms not otherwise defined herein have the meanings set forth in the Transaction Documents.

We are of the opinion that, as of the date hereof:

1. Company is a corporation validly existing and in good standing under the laws of the State of Nevada.

2. The Shares are duly authorized and, when issued in accordance with the terms and conditions of the Agreement will be, legally and validly issued, fully paid and non-assessable. The issuance of the Shares will not be subject to any statutory or, to our knowledge, contractual preemptive rights of any stockholder of Company.

3. Company has the corporate power and authority to (a) execute, deliver and perform all of its obligations under the Agreement and the Transaction Documents, and (b) issue, sell and deliver the Shares.

4. The execution, delivery and performance of the Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of Company, and have been duly executed and delivered by Company.

5. Upon execution and delivery of the Agreement, the Agreement will constitute the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms.

6. The execution and delivery of the Transaction Documents by Company does not, and Company’s performance of its obligations thereunder will not (a) violate the Second Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of Company, as in effect on the date hereof, (b) violate in any material respect any federal or state law, rule or regulation, or judgment, order or decree of any state or federal court or governmental or administrative authority, in each case that, to our knowledge, is applicable to Company or its properties or assets and which could have a material adverse effect on Company’s business, properties, assets, financial condition or results of operations or prevent the performance by Company of any material obligation under the Agreement, or (c) to our knowledge, require the authorization, consent, approval of or other action of, notice to or filing or qualification with, any state or federal governmental authority, except (i) as have been, or will be prior to the Closing, duly obtained or made, or (ii) to the extent failure to be so obtained or made would not have a material adverse effect on Company or its ability to consummate the transactions contemplated under the Agreement.

7. To our knowledge, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry, pending or threatened, before any court or governmental or administrative body or agency, or any private arbitration tribunal, against Company that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Agreement.

8. Company is not, and immediately after the consummation of the transactions contemplated by the Agreement will not be, an investment company within the meaning of Investment Company Act of 1940, as amended.

[9. The Registration Statement filed with the Commission, which registers the sale of the Shares to Purchaser is current and effective as of the date hereof.

In addition to the opinions above, nothing has come to our attention that has caused us to believe that the Registration Statement, as of its effective date, or the Prospectus Supplement, as of its date or the date of its letter (in each case, except as to the financial statements, schedules, notes, other financial and accounting data, and statistical data, included therein or derived therefrom, as to which we express no opinion or belief), contained any untrue statement of material fact, or failed to state a material fact necessary in order to make the facts stated therein, in light of the circumstances in which they were made, not misleading.]

Exhibit 5

Form of Officer’s Closing Certificate

CEREPLAST, INC.

August 24, 2012

The undersigned hereby certifies that:

The undersigned is the duly appointed [            ] of Cereplast, Inc., a Nevada corporation (“Company”).

This Officer’s Closing Certificate (“Certificate”) is being delivered to Ironridge Technology Co., a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (“Purchaser”), by Company, to fulfill the requirement under the Preferred Stock Purchase Agreement, dated as of August 24, 2012, between Purchaser and Company (“Agreement”). Terms used and not defined in this Certificate have the meanings set forth in the Agreement.

The representations and warranties of Company set forth in the Agreement are true and correct in all material respects as if made on the above date (except for any representations and warranties that are expressly made as of a particular date, in which case such representations and warranties will be true and correct as of such particular date), and no default has occurred under the Agreement, or any other agreement with Purchaser or any Affiliate of Purchaser.

Company is not, and will not be as a result of the applicable Closing, in default of the Agreement, any other agreement with Purchaser or any Affiliate of Purchaser.

All of the conditions to the Closing required to be satisfied by Company prior to such Closing have been satisfied in their entirety.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Closing Certificate as of the date set forth above.

Signed:
Name:
Title:

Exhibit 6

Form of Secretary’s Certificate

August 24, 2012

The undersigned hereby certifies that:

The undersigned is the duly appointed Secretary of Cereplast, Inc., a Nevada corporation (the “Company”).

This Secretary’s Certificate (“Certificate”) is being delivered to Ironridge Technology Co., a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (“Purchaser”), by Company, to fulfill the requirement under the Preferred Stock Purchase Agreement, dated as of August 24, 2012, between Purchaser and Company (“Agreement”). Terms used and not defined in this Certificate have the meanings set forth in the Agreement.

Attached hereto as Exhibit “A” is a true, correct and complete copy of the Certificate of Incorporation of Company, as in effect on the Effective Date.

Attached hereto as Exhibit “B” is a true, correct and complete copy of the Bylaws of Company, as in effect on the Effective Date.

Attached hereto as Exhibit “C” is a true, correct and complete copy of the resolutions of the Board of Directors of Company authorizing the Agreement, the Transaction Documents, and the transactions contemplated thereby. Such resolutions have not been amended or rescinded and remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Secretary’s Certificate as of the date set forth above.

Signed:
Name:
Title: